Exhibit 12.1

Digital Realty Trust, Inc.

Statement of Computation of Ratios (1)

	The Company (2)		The Company	The Company and the Predecessor (2)	The Predecessor (2)
	Six Months Ended June 30,		Year ended December 31,					Period from February 28, 2001 (inception) through December 31, 2001
	2006	2005	2005	2004	2003	2002
Income (loss) from continuing operations before minority interests	$13,844	$12,713	$25,344	$(4,327)	$16,738	$129		$(2,758)
Interest expense	22,869	16,708	37,724	23,101	10,022	5,249		—
Interest within rental expense	135	50	147	113	66	—		—
Minority interests in consolidated joint ventures	—	—	—	(6)	(149)	(190)		—

Earnings available to cover fixed charges	$36,848	$29,471	$63,215	$18,881	$26,677	$5,188		$(2,758)
Fixed charges:
Interest expense	$22,869	$16,708	$37,724	$23,101	$10,022	$5,249		$—
Interest within rental expense	135	50	147	113	66	—		—
Capitalized interest	1,820	—	—	—	—	—		—

	24,824	16,758	37,871	23,214	10,088	5,249		—
Preferred stock dividends	6,890	3,470	10,014	—	—	—		—

Fixed charges and preferred stock dividends	$31,714	$20,228	$47,885	$23,214	$10,088	$—		$—
Ratio of earnings to fixed charges	1.48	1.76	1.67	— (3)	2.64	—	(4)	—
Ratio of earnings to fixed charges and preferred stock dividends	1.16	1.46	1.32	—	2.64	—	(4)	—

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue, a property held for sale at June 30, 2006 and which we sold on July 12, 2006.

(2)	The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) contributed to the Company in connection with the IPO in November 2004, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

(3)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $4,333.

(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by $61.